Exhibit 99.1

Nucor Announces John H. Walker to serve as Lead Director of the Nucor Board of Directors

CHARLOTTE, N.C., Feb. 21, 2017 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today that the independent directors of its board of directors have appointed John H. Walker to serve as lead director of the board of directors effective February 22, 2017. Mr. Walker has served as a member of Nucor's board of directors since 2008 and has more than 30 years of experience in metal-related manufacturing and fabricating industries.

"John Walker has extensive experience across metal-related industries, serving in a variety of leadership capacities, and has a deep understanding of Nucor," said John Ferriola, Nucor's Chairman, Chief Executive Officer and President. "I am pleased that our independent directors have selected John to serve in this role and believe that his judgment and broad perspective will serve him well as our lead director."

Raymond J. Milchovich, a member of the board and prior lead director, notified the board of directors on February 21, 2017 that he would not stand for reelection as a director of the Company due to other professional demands on his time.

"While I will miss contributing to a company and a leadership team that I respect and admire, I couldn't be more pleased with Nucor's current direction, leadership and momentum," said Mr. Milchovich. "I believe Nucor's current strategy is sound, thoughtful, and based on a very knowledgeable and savvy analysis of a dynamic industry. John Ferriola is an outstanding Chairman and CEO and John Walker, whom I have known and have worked closely with for almost twenty years, is very knowledgeable, experienced and strategic in his approach. I am extremely pleased that John Walker will be working closely with John Ferriola to lead Nucor to its full potential."

"Ray has been an integral member of our board for several years and, particularly as lead director since 2013, a valued teammate to me in providing leadership to Nucor," said Mr. Ferriola. "I will miss his sound judgment and counsel and remain very appreciative of his many contributions to Nucor over the years."

"Ray Milchovich was an exceptional lead director, promoting good corporate governance, effective communication among directors and critical strategic analysis at the board level," said Mr. Walker. "I am honored to have been selected by the independent directors to serve as lead director, and I am excited to work with John Ferriola, my fellow directors and all Nucor teammates in the years to come."

Mr. Walker has served as Non-Executive Chairman of Global Brass and Copper, Inc. since March 2014, was Executive Chairman of Global Brass and Copper from November 2013 to March 2014 and was Chief Executive Officer from 2007 to March 2014. Prior to joining Global Brass and Copper, Mr. Walker was Chief Executive Officer and President of The Boler Company, Chief Executive Officer, Chief Operating Officer and President of Weirton Steel Corporation and President of Kaiser Aluminum Flat Rolled Products. Mr. Walker was a director of United Continental Holdings, Inc. from 2002 to 2016 and of Delphi Corporation from 2005 through 2009.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208